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[KPMG LETTERHEAD]


      KPMG Tax                                         ABN: 51 194 880 183

      KPMG                     GPO Box 2291U           Telephone: (03) 9288 5666
      161 Collins Street       Melbourne VIC 3001      Facsimile: (03) 9288 6888
      Melbourne VIC 3000       Australia               Internet: www.kpmg.com.au
      Australia

Mr. Sam Kyriacou
Managing Director
Interstar Securities (Australia) Pty Ltd
PO Box 626
Market Street Post Office            Our ref: Interstar-02Millenium1GDC0605-MTL
Melbourne Vic 3007
                                     Contact: Jim Mooney 9288 5891

Standard & Poor's (Australia) Pty Ltd    Moody's Investors Service
Level 37                                 Level 10
120 Collins Street                       55 Hunter Street
Melbourne Vic 3000                       Sydney NSW 2000
                                         Australia
Perpetual Trustee Company Limited
Level 4                                  Barclays Bank PLC
333 Collins Street                       as Placement Agent
Melbourne Vic 3000                       5 The North Colonnade
                                         Canary Wharf
Fitch Inc.                               London E14 4BB
The Chifley Tower                        United Kingdom
2 Chifley Square
Sydney NSW 2000



7 June 2001


Dear Sirs:

INTERSTAR MILLENNIUM SERIES 2002-1G TRUST

We have reviewed the taxation information contained in the following draft documents for the Interstar Millennium Series 2002-1G Trust as provided to us ('documents'):

     (a) the Master Trust Deed;

     (b) the Notice of Creation of Trust for the Trust;

     (c) the Series Notice;

     (d) the Note Trust Deed;

     (e) the Agency Agreement;

     (f) a copy of the Prospectus as filed with the Securities and Exchange under the US Securities Act of 1933; and

     (g) the Dealer Agreement.


[KPMG LETTERHEAD]



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[KPMG LETTERHEAD]                      INTERSTAR SECURITIES (AUSTRALIA) PTY LTD
                                       Interstar Millennium Series 2002-1G Trust
                                                                     7 June 2001



For the purposes of giving this opinion we have assumed that where documents have been submitted to us in draft form they will be executed in the form of that draft.

On the understanding that no changes will be made to the documents, or to the structure of the program, we advise as follows:

o   we have reviewed the documents;

o our review was limited to the correctness of taxation information contained in the documents, including information relating to income tax, withholding tax and goods and services tax but excluding stamp duty;

o our review is limited to the Australian taxation consequences of an investment in the Trust;

o we have not considered the application of the taxation laws of foreign jurisdictions; and in particular we express no opinion as to the laws of England or the United States;

o in our opinion, the taxation disclosures contained in the documents are not misleading by misstatement or omission. This opinion is limited to taxation matters only;

o the taxation information assumes the continuance of taxation laws as at the date of the offer, and does not include an analysis of potential future taxation amendments. The ultimate interpretation of laws rests with the Courts and current interpretation may be subject to amendment during the currency of this product;

o we note that under the Review of Business Taxation recommendations it was proposed that from 1 July 2001, some trusts were to be taxed as if they were companies. The Federal Government released exposure draft legislation in relation to these proposed measures, however, due to various complications with the rules contained in the draft legislation, it has since been withdrawn. There is uncertainty as to whether the Federal Government will release further draft legislation. The progress and application of any future legislation will need to be monitored;

o we note that the documentation provides that non-residents may subscribe for notes in the Millennium Trust. We have reviewed the Prospectus and are satisfied that the non-resident noteholders will not be subject to interest withholding tax as the notes are issued in accordance with requirements of section 128F of the Income Tax Assessment Act 1936;

o we have had no involvement in the preparation of any other part of the documentation and, therefore, we make no representation or warranties as to the completeness, accuracy or otherwise of information in the documentation other than references to taxation matters.




Interstar-02Millenium1GDC0605-MTL



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[KPMG LETTERHEAD]                      INTERSTAR SECURITIES (AUSTRALIA) PTY LTD
                                       Interstar Millennium Series 2002-1G Trust
                                                                     7 June 2001



DISCLAIMERS

GENERAL TAX REFORM

Our tax opinion is based on current taxation law as at the date our tax opinion is provided. You will appreciate that the tax law is frequently being changed, both prospectively and retrospectively. A number of key tax reform measures have been implemented, a number of other key reforms have been deferred and the status of some key reforms remains unclear at this stage.

Unless special arrangements are made, this tax opinion will not be updated to take account of subsequent changes to the tax legislation, case law, rulings and determinations issued by the Australian Commissioner of Taxation or other practices of taxation authorities. It is your responsibility to take further advice, if you are to rely on our tax opinion at a later date.

We are, of course, unable to give any guarantee that our interpretation will ultimately be sustained in the event of challenge by the Australian Commissioner of Taxation.


GST

This tax opinion is based upon A New Tax System (Goods and Services Tax) Act 1999 together with subsequent amendments up to the date of this letter. Our tax opinion is made in the absence of judicial guidance as to how the law will be interpreted in Australia to properly resolve many of the difficult questions of construction that arise. Our comments should be read with this in mind.


THIRD PARTY

Our tax opinion is made specifically for the addressees listed above. Accordingly, neither the firm nor any member or employee of the firm undertakes responsibility in any way whatsoever to any other person or company for any errors or omissions in the tax opinion given, however caused.

Investors should seek their own taxation advice in relation to their investment in the Trust.



Interstar-02Millenium1GDC0605-MTL


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[KPMG LETTERHEAD]                      INTERSTAR SECURITIES (AUSTRALIA) PTY LTD
                                       Interstar Millennium Series 2002-1G Trust
                                                                     7 June 2001




CONSENT

We consent to the filing of this letter as an exhibit to the Registration Statement on Form S-11 filed with the prospectus, without admitting that we are "experts" within the meaning of the Securities Act of 1933 of the rules and regulations of the Commission issued under that Act with respect to any part of the Registration Statement, including this exhibit.

Yours sincerely,

/s/ Jim Mooney
----------------
Jim Mooney
Partner















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Interstar-02Millenium1GDC0605-MTL